NEWS RELEASE

FOR IMMEDIATE RELEASE

SYNALLOY ANNOUNCES FIRST QUARTER RESULTS

Spartanburg, South Carolina, April 19, 2004 . . . Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, dyes and pigments, stainless steel pipe, vessels and process equipment, announces net income for the first quarter of 2004 of $.11 per share on a 65% increase in sales to $33,482,000. This compares to a loss of $.06 per share incurred in last year's first quarter.

Chemicals Group

Sales in the Colors Segment were up 81% from a year earlier; however, the Segment experienced an operating loss of $107,000 compared to a $6,000 loss reported in 2003's first quarter. The significant increase in sales reflects the impact of acquiring certain assets of Rite Industries, Inc. ("Rite") on July 23, 2003. Without the addition of Rite's sales, revenues in the segment would have decreased 36% from the same period last year. Sales activity for this Segment improved month to month throughout the quarter as business conditions have improved from the beginning of the year within this Segment's markets. The operating loss for the quarter resulted from the recording of $181,000 of bad debt expense, primarily due to the bankruptcy of several customers. On March 8, 2004, the Company completed the sale of its liquid dye business, comprised of vat, sulfur, liquid disperse and liquid reactive dyes, for a purchase price approximately equal to the book value of the assets sold. The sale significantly reduces exposure to the troubled domestic textile industry and eliminates a product group that had been unprofitable for some time. Applicable staff reductions and the elimination of manufacturing and support functions have been completed. The Segment also reduced other non-essential personnel and support costs during the quarter. After completing several difficult quarters and a significant reorganization of operations, management is optimistic that this segment is positioned to operate profitably going forward.

The Specialty Chemicals Segment had a 27% increase in sales which generated operating income of $668,000 compared to operating income of $52,000 for the same quarter last year. The sales improvement came from improved business conditions, especially at the Spartanburg, South Carolina plant. The profit improvement came from a combination of higher manufacturing cost absorption resulting from the increased volume experienced at both plants, coupled with the increase of several higher margin tolling contracts at both facilities. The Segment also benefited from the production of new products at its Spartanburg location. Management is excited about a new line of fire retardant chemicals that has the potential to be our largest ever specialty chemical product. Applications for this new line of chemicals include mattresses, furniture and home appliances which are subject to new fire retardant regulations that will become effective in 2005. In addition, our products offer a safer alternative to the use of brominated compounds used in products currently servicing these industries. Qualifications of these products are progressing in each of these areas and we anticipate generating material revenues from this product beginning in the second or third quarter. Assuming no significant downturn in the general economy, management feels this Segment has a good chance to continue to operate profitably over the balance of 2004.

Metals Segment

Dollar sales for the Metals Segment increased 80% from a year earlier as a result of 59% higher unit volumes and 13% higher average selling prices. Sales activity for pipe was very strong for the quarter evidenced by the significant volume increase. Surcharges paid on stainless steel raw materials continued to increase throughout the first quarter in addition to base price increases. Four selling price increases were implemented during the quarter allowing the Segment to pass through these cost increases, which along with the increased volume, accounted for the increase in revenues. Because of the steadily increasing raw material and selling prices throughout the quarter, the Segment benefited from selling lower cost inventories which coupled with the increases in volume and selling prices, contributed to the significant profit improvement experienced for the quarter compared to the same period last year. While commodity pipe generated operating income for the quarter, piping systems incurred a loss for the quarter consistent with the same quarter last year. However, management is pleased that Piping systems' backlog increased $5,000,000, or 75%, from the 2003 year end amount reflecting the increase in construction activity that appears to be occurring. We are beginning to see increases in customers' scheduling requirements and we expect work through the shop to increase steadily over the second quarter. Management is optimistic about the current conditions that exist in the commodity pipe market. Most of the Segment's pipe is sold through distribution and activity with our customers continues to be very strong, indicating an improved level of domestic capital spending and construction activity. If piping systems can capitalize on its backlog as expected and the currently strong demand for our pipe continues, management believes this Segment has a good chance to continue to operate profitably.

Over the past three years the Company, together with its competitors, has suffered through weak capital spending and a relentless decline in the domestic textile industry. During this time management has focused on increasing productivity, reducing dependence on the textile industry and developing new products. We are confident that the Company is positioned to deliver solid results when economic conditions are favorable. The first quarter of 2004 evidenced the best financial results in over three years and management is hopeful that the conditions that led to these results will continue.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts may be forward looking statements. The forward looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The following factors could cause actual results to differ materially from historical results or those anticipated; adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, and other risks detailed from time to time in Synalloy's Securities and Exchange Commission filings. The preliminary earnings shown herein are forward looking statements and are subject to change for any adjustments resulting from the auditing process. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact: Greg Bowie

(864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	Apr 3, 2004	Mar 29, 2003
Net sales
Colors Segment	$8,352,000	$4,619,000
Specialty Chemicals Segment	7,519,000	5,917,000
Chemicals Group	15,871,000	10,536,000
	-------------------	-------------------
Metals Segment	17,611,000	9,763,000
	-------------------	-------------------
	$33,482,000	$20,299,000
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Operating income (loss)
Colors Segment	$(107,000)	$(6,000)
Specialty Chemicals Segment	668,000	52,000
	-------------------	-------------------
Chemicals Group	561,000	46,000
Metals Segment	1,075,000	(100,000)
	-------------------	-------------------
	1,636,000	(54,000)
Unallocated expenses
Corporate	302,000	236,000
Interest and debt expense	311,000	246,000
Other (income) expense	0	(8,000)
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Income (loss) before income taxes	1,023,000	(528,000)

Provision for (benefit from) income taxes	358,000	(190,000)
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Net income (loss)	$665,000	$(338,000)
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Net income (loss) per common share:
Basic	$.11	($.06)
Diluted	$.11	($.06)

Average shares outstanding
Basic	5,989,304	5,964,304
Diluted	6,066,061	5,964,304

Backlog-Piping Systems & Process Equipment	$11,700,000	$4,800,000
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Balance Sheet	Apr 3, 2004	Jan 3, 2004
Assets
Cash and sundry current assets	$1,628,000	$521,000
Accounts receivable, net	19,340,000	15,545,000
Inventories	21,567,000	24,119,000
	-------------------	-------------------
Total current assets	42,535,000	40,185,000
Property, plant and equipment, net	19,355,000	19,563,000
Other assets	5,219,000	5,177,000
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Total assets	$67,109,000	$64,925,000
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Liabilities and shareholders' equity
Accounts payable	$8,701,000	$8,449,000
Accrued expenses	3,231,000	3,030,000
	-------------------	-------------------
Total current liabilities	11,932,000	11,479,000
Long-term debt, less current portion	19,585,000	18,761,000
Other long-term liabilities and minority interest	2,371,000	2,129,000
Shareholders' equity	33,221,000	32,556,000
	-------------------	-------------------
Total liabilities & shareholders' equity	$67,109,000	$64,925,000
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